Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

IMTT Holdings Inc. and Subsidiaries

Years Ended December 31, 2011 and December 31, 2010

KPMG LLP Suite 2900 909 Poydras Street New Orleans, LA 70112

Independent Auditors’ Report

The Board of Directors
IMTT Holdings Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of IMTT Holdings Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMTT Holdings Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

New Orleans, Louisiana
February 16, 2012

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2011 and 2010

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$58,363,000	$11,186,000
Accounts and accrued interest receivable, net of allowance of $2,031,000 ($6,809,000 in 2010)	35,044,000	47,076,000
Inventories (Note 2)	7,585,000	8,140,000
Prepaid expenses and deposits (Note 12)	26,806,000	24,995,000
Total current assets	127,798,000	91,397,000

Property, plant and equipment (Notes 2 and 6):
Land	37,467,000	34,565,000
Terminal and other facilities	1,655,532,000	1,532,516,000
	1,692,999,000	1,567,081,000
Less: accumulated depreciation	(583,512,000)	(525,742,000)
	1,109,487,000	1,041,339,000

Debt issue costs, net (Notes 2 and 4)	8,266,000	11,489,000
Tax-exempt bond escrow investment (Note 2)	—	59,741,000
Receivable from affiliates (Note 3)	37,000	22,000
Investment in NTL venture (Note 2)	10,921,000	11,144,000
Other (Notes 2, 5 and 12)	7,477,000	6,730,000
	26,701,000	89,126,000

Total assets	$1,263,986,000	$1,221,862,000

LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,095,000	$33,688,000
Accrued liabilities (Note 12)	27,632,000	51,693,000
Current portion of swap fair market value (Notes 2 and 4)	17,883,000	18,139,000
Current portion of long-term debt (Notes 3 and 4)	6,909,000	4,866,000
Total current liabilities	85,519,000	108,386,000
Other long-term liabilities (Notes 2, 4, 5, 6 and 12)	133,138,000	104,439,000
Long-term debt, excluding current maturities (Notes 3, 4 and 8)	632,848,000	651,121,000
Deferred income taxes (Notes 2 and 7)	194,820,000	179,742,000
Total liabilities	1,046,325,000	1,043,688,000

Commitments and contingencies (Note 6)	—	—

Shareholders' equity (Notes 9 and 10):
IMTT Holdings Inc.	215,686,000	175,923,000
Non-controlling interest	1,975,000	2,251,000
Total shareholders' equity	217,661,000	178,174,000

Total liabilities and shareholders' equity	$1,263,986,000	$1,221,862,000

The accompanying notes are an integral part of these statements.

2

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2011 and 2010

	2011	2010
REVENUES:
Tank storage and terminal charges (Note 11)	$409,504,000	$367,587,000
Other rental income	3,538,000	2,421,000
Railroad operations	4,380,000	2,197,000
Other income (Note 2)	1,486,000	1,953,000
Environmental response services	29,670,000	184,979,000
Total revenues	448,578,000	559,137,000

EXPENSES:
Terminals:
Labor costs (Note 5)	88,291,000	79,813,000
Repairs and maintenance (Note 6)	40,296,000	31,876,000
Real and personal property taxes	11,788,000	10,513,000
Other operating	47,847,000	46,511,000
Total terminal operating expenses	188,222,000	168,713,000
Environmental response affiliate expenses	23,013,000	115,937,000
General and administrative (Notes 3 and 5)	30,976,000	37,126,000
Interest expense (Notes 2, 3 and 4)	35,602,000	34,682,000
Depreciation and amortization (Note 2)	64,470,000	61,277,000
Mark-to-market loss of non-hedging derivatives (Notes 2 and 4)	16,655,000	15,652,000
	358,938,000	433,387,000

Income before income taxes	89,640,000	125,750,000

(Provision) for income taxes (Notes 2 and 7):
Current	(8,169,000)	(12,514,000)
Deferred	(26,651,000)	(41,007,000)
	(34,820,000)	(53,521,000)

Net income	$54,820,000	$72,229,000

Less: net loss (income) attributable to non-controlling interest (Note 1)	137,000	(165,000)
Net income attributable to IMTT Holdings Inc.	$54,957,000	$72,064,000

The accompanying notes are an integral part of these statements.

3

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2011 and 2010

	2011	2010

Net Income	$54,820,000	$72,229,000

Less: net loss (income) attributable to non-controlling interest (Note 1)	137,000	(165,000)
Net income attributable to IMTT Holdings Inc.	54,957,000	72,064,000

Other comprehensive income (loss):

Derivatives (Notes 2 and 4):
Amortization of accumulated other comprehensive loss for swap agreements no longer accounted for as hedges	1,602,000	1,891,000

Pension and post-retirement benefit plans (Note 5)	(26,632,000)	(10,953,000)

Foreign currency translation adjustment	(642,000)	1,439,000

Income tax effects of items included in other comprehensive income	10,339,000	3,215,000
Other comprehensive (loss) (Note 10)	(15,333,000)	(4,408,000)

Less: other comprehensive loss (income) attributable to non-controlling interest (Note 1)	139,000	(319,000)
Other comprehensive (loss) attributable to IMTT Holdings Inc.	(15,194,000)	(4,727,000)

Comprehensive income	39,487,000	67,821,000

Less: Comprehensive loss (income) attributable to non-controlling interest (Note 1)	276,000	(484,000)
Comprehensive income attributable to IMTT Holdings Inc.	$39,763,000	$67,337,000

The accompanying notes are an integral part of these statements.

4

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

For the years ended December 31, 2011 and 2010

		IMTT Holdings Inc.			NON-CONTROLLING INTEREST
			Accumulated			Accumulated
		Other	Other		Other	Other
		Shareholders'	Comprehensive		Shareholders'	Comprehensive
	Total	Equity	Income (Loss)	Total	Equity	Income (Loss)	Total
Balance, January 1, 2010	$140,353,000	151,358,000	(12,772,000)	138,586,000	1,255,000	512,000	$1,767,000

Comprehensive income:
Net income	72,229,000	72,064,000	—	72,064,000	165,000	—	165,000
Other comprehensive (loss) income, net of tax	(4,408,000)	—	(4,727,000)	(4,727,000)	—	319,000	319,000
	67,821,000	72,064,000	(4,727,000)	67,337,000	165,000	319,000	484,000

Distributions, net	(30,000,000)	(30,000,000)	—	(30,000,000)	—	—	—
Balance, December 31, 2010	178,174,000	193,422,000	(17,499,000)	175,923,000	1,420,000	831,000	2,251,000

Comprehensive income:
Net income (loss)	54,820,000	54,957,000	—	54,957,000	(137,000)	—	(137,000)
Other comprehensive (loss), net of tax	(15,333,000)	—	(15,194,000)	(15,194,000)	—	(139,000)	(139,000)
	39,487,000	54,957,000	(15,194,000)	39,763,000	(137,000)	(139,000)	(276,000)

Distributions, net	—	—	—	—	—	—	—
Balance, December 31, 2011	$217,661,000	248,379,000	(32,693,000)	215,686,000	1,283,000	692,000	$1,975,000

The accompanying notes are an integral part of these statements.

5

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$54,820,000	$72,229,000
Adjustments to reconcile net cash provided by operating activities:
Depreciation	61,955,000	59,492,000
Amortization	2,515,000	1,785,000
Post retirement plans expense	8,060,000	6,561,000
Deferred revenue recognized	(4,771,000)	(4,580,000)
Change in FMV of non-hedging derivatives	15,053,000	13,762,000
Reclassification of swap loss from AOCI	1,602,000	1,891,000
Debt issue cost amortization	3,233,000	2,011,000
Non-cash compensation expense	68,000	68,000
Accretion of asset retirement obligation	82,000	79,000
Loss on sale/retirement of assets	23,000	33,000
Deferred income tax provision	26,651,000	41,007,000
Decrease (increase) in accounts and accrued interest receivable	11,946,000	(18,254,000)
Decrease (increase) in inventories	554,000	(2,053,000)
(Increase) in prepaid expenses and deposits	(3,145,000)	(4,174,000)
Decrease (increase) in other assets	583,000	(1,284,000)
(Decrease ) increase in accounts payable	(8,414,000)	14,622,000
(Decrease ) increase in accrued liabilities	(24,219,000)	16,802,000
Increase in deferred revenue	3,439,000	1,161,000
(Decrease) in other long-term liabilities	(20,884,000)	(4,971,000)
Net operating cash flows	129,151,000	196,187,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant assets	(122,268,000)	(107,832,000)
(Increase) in other assets	(3,843,000)	(637,000)
Proceeds from sale of fixed assets	237,000	126,000
Decrease (increase) in tax-exempt bond escrow investments	59,741,000	(59,741,000)
Net investing cash flows	(66,133,000)	(168,084,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments) under bank revolving credit facility	(10,879,000)	(153,856,000)
(Repayments of) unsecured term loan	—	(30,000,000)
Net (payments) borrowings under tax-exempt bond agreements	(2,078,000)	275,000,000
Net other debt payments	(202,000)	(65,223,000)
Distributions to shareholders	—	(30,000,000)
Net (payments) receipts of receivables/payables with affiliates	(15,000)	6,000
Repayments of shareholder debt	(2,607,000)	(3,257,000)
Debt issue cost incurred	—	(12,919,000)
Net financing cash flows	(15,781,000)	(20,249,000)

Net increase in cash and cash equivalents	47,237,000	7,854,000

Net (decrease) increase in cash and cash equivalents due to currency translation	(60,000)	75,000

Cash and cash equivalents at beginning of year	11,186,000	3,257,000

Cash and cash equivalents at end of year	$58,363,000	$11,186,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
Interest (net of amount capitalized)	$31,542,000	$34,116,000
Income taxes	11,254,000	13,974,000

The accompanying notes are an integral part of these statements.

6

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(1)	Nature of operations and organization

IMTT Holdings Inc. (“IHI”), formerly Loving Enterprises Inc., owns 100% of various corporations and limited liability companies (International Tank Terminals, L.L.C. and Affiliates, “ITT and Affiliates”) who in turn own 100% of various operating entities, primarily partnerships (“IMTT Combined”). The following chart summarizes the relationship of the various ITT and Affiliates and IMTT Combined entities:

Parent Entities (ITT and Affiliates)		Subsidiary/Operating Entities (IMTT Combined)
99% Ownership *	1% Ownership *
International Tank Terminals, L.L.C.	ITT-Storage, Inc.	International-Matex Tank Terminals
International Tank Bayonne, Inc. (100%)	—	Bayonne Industries, Inc.
International Tank Bayonne, Inc.	ITT-Bayonne Storage, Inc.	IMTT-Bayonne
ITT-BX, Inc.	ITT-BX Storage, Inc.	IMTT-BX
ITT-Pipeline, Inc.	ITT-Pipeline Partner, Inc.	IMTT-Pipeline
ITT-BC, Inc. (50%)	ITT-Interterminal Pipeline, Inc. (50%)	IMTT-BC
ITT-Gretna, L.L.C.	ITT-Gretna Storage, Inc.	IMTT-Gretna
ITT-Virginia, Inc.	ITT-Virginia Storage, Inc.	IMTT-Virginia
ITT-Richmond-CA, Inc.	ITT-Richmond-CA Storage, Inc.	IMTT-Richmond-CA
ITT-Illinois, Inc.	ITT-Illinois Storage, Inc.	IMTT-Illinois
ITT-Petroleum Management, Inc.	ITT-SPR Partner, Inc.	IMTT-Petroleum Management
ITT-Geismar, L.L.C.	ITT-Geismar Storage, Inc	IMTT-Geismar
International Environmental Services, Inc.	ITT-IEP Partner, Inc.	Oil Mop, LLC
ITT-NTL, Inc. (100%)	—	IMTT-NTL, Ltd.

* - Unless noted otherwise below

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The IMTT Combined entities primarily provide bulk liquid storage and handling services in North America through terminals located on the East, West and Gulf Coasts as well as the Great Lakes region of the United States and in Quebec and Newfoundland, Canada, with the predominant terminals located in New York harbor and on the Mississippi River near the Gulf of Mexico. Petroleum products, vegetable and tropical oils, renewable fuels, and various chemicals are stored and handled.

International-Matex Tank Terminals (“IMTT”) is a partnership formed in 1975 to own and operate bulk liquid storage terminal facilities in St. Rose and Avondale, Louisiana. Bayonne Industries, Inc. (“BII”) is a New Jersey corporation, which owns terminal facilities in Bayonne, New Jersey, and was purchased in 1983. IMTT-Bayonne is a partnership formed in 1983 to operate New Jersey terminal assets. The IMTT-BX partnership was formed in 1993 to acquire the terminal facility adjacent to BII's tank terminal on April 1, 1993. IMTT-BC is a partnership organized in 1996 to purchase certain terminal assets in 1997, 2003, and 2004 that are contiguous to the existing Bayonne terminal. IMTT-Pipeline is a partnership formed in 1996 to own a pipeline utilized in the transfer of products by IMTT-Bayonne and other third parties. IMTT-Bayonne leases and operates tank terminal and warehouse facilities owned by BII, IMTT-BX and IMTT-BC in Bayonne, New Jersey/ New York Harbor. IMTT-Gretna is a partnership formed in 1990 to purchase and operate a bulk liquid storage terminal in Gretna, Louisiana. IMTT-Virginia, formerly IMTT-Chesapeake and IMTT-Richmond, is a partnership formed in 1991 to purchase and operate bulk liquid storage terminals in Chesapeake and Richmond, Virginia. IMTT-Petroleum Management is a partnership formed in 1992 to own an interest in a joint venture operating the United States Strategic Petroleum Reserve. IMTT-Richmond-CA is a partnership formed in 1995 to purchase and operate a bulk liquid storage terminal in Richmond, California. IMTT-Illinois (formerly IMTT-Lemont) is a partnership formed in 1997 to purchase and operate terminal facilities in Lemont and Joliet, Illinois. IMTT-NTL, Ltd. (“IMTT-NTL”) is a Canadian corporation formed in 1997 to own an interest in and manage a terminal in Newfoundland, Canada. IMTT-Quebec Inc. (“IMTT-Quebec”), a 66 2/3% owned subsidiary of IMTT, operates a bulk liquid storage terminal located in Quebec, Canada. IMTT-Geismar is a partnership formed in 2006 to construct and operate a chemical logistics facility in Geismar, Louisiana. Oil Mop, LLC, (formally owned by International Environmental Partners, which was merged into Oil Mop, LLC in 2011) operating as OMI Environmental Solutions, is a limited liability company formed in 1999 to provide environmental emergency response, industrial services, waste transportation and disposal, and other oilfield related services to third parties as well as the IMTT terminals. IMTT-FINCO, LLC (“IMTT-FINCO”) is a wholly-owned subsidiary of IMTT, which is a financing conduit to IMTT and other terminal entities.

8

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(2)	Summary of significant accounting policies

Combination/consolidation

The accompanying consolidated financial statements consist of the accounts of IHI, which have been consolidated with those of ITT and Affiliates as well as those of IMTT Combined after eliminating all intercompany account balances and transactions (“IHI Consolidated”). IMTT Combined consists of the consolidated financial statements of IMTT, IMTT-Quebec and IMTT-FINCO combined with the other entities, primarily partnerships, described previously.

Cash and cash equivalents

Cash and cash equivalents consists of cash and temporary investments with original maturities of three months or less.

Revenue recognition

Contracts for the use of storage capacity at the various terminals predominantly have non-cancelable terms of one to five years. These contracts generally provide for payments for providing storage capacity throughout their term based on a fixed rate per barrel of capacity leased, as adjusted annually for inflation indices. Contracts are classified and accounted for as operating leases in accordance with generally accepted accounting principles and revenue is recognized over their term based on the rate specified in the contract. Revenue from the rendering of ancillary services (e.g., product movement (thruput), heating, mixing, etc.) is recognized as the related services are performed based on contract rates. Thruput revenues are not recognized until the thruput quantity specified in the contract for the applicable period is exceeded. Payments received prior to the related services being performed or as a reimbursement for specific fixed asset additions or improvements related to a customer’s contract are recorded as deferred revenue and ratably recognized as storage revenues over the contract term; the non-current portion is included in other long-term liabilities in the accompanying balance sheet. Environmental response services revenues are recognized as services are rendered.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the historical carrying amount net of an allowance for doubtful accounts. An allowance for doubtful accounts receivable is established based on specific customer collection issues that have been identified. Accounts receivable are charged against the allowance for doubtful accounts when it has been determined the balance will not be collected.

9

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Inventories

Inventories, which consist primarily of back-up fuel supplies, chemicals and supplies used in packaging anti-freeze for customers, spare parts used in maintenance activities, and spill response materials, are carried at cost, which is equal to or less than their fair market value.

Property, plant and equipment

Property, plant and equipment are carried at cost including applicable construction period interest. Construction period interest (including related letter of credit fees) of $947,000 and $782,000 was capitalized in 2011 and 2010, respectively. Depreciation is provided using the straight-line method over lives, which range from 15 to 30 years for the terminal facility and 3 to 8 years for furniture, fixtures and equipment. Costs that are associated with capital additions and improvements or that extend the useful lives or increase service capacity of assets are capitalized; costs of maintenance and repairs are expensed. Terminal fixed assets with a net book value of $1,102,000,000 at December 31, 2011 are utilized to provide storage capacity and related services to customers/lessees. The balance of assets not placed in service and recorded in construction in progress was $46,771,000 and $56,856,000 at December 31, 2011 and 2010, respectively.

Debt issue costs

Costs incurred related to issuing and reissuing and extending the term of tax-exempt bonds as well as entering into extended and expanded bank lines of credit (See Note 4) are capitalized as debt issue costs in the accompanying balance sheets and amortized over the term of the related debt as additional interest expense.

Tax-exempt bond escrow investment

Proceeds from the tax-exempt bond issues are held by the trustee and invested in a highly liquid bank deposit pending reimbursement of IMTT Combined for expenditure of qualified project costs.

Other assets

Costs incurred to deepen vessel draft at the docks as well as those incurred periodically to maintain draft depths for more than one year are capitalized and amortized over their estimated useful lives (3 to 20 years) as a planned major maintenance activity. $3,843,000 and $637,000 of such costs were capitalized in 2011 and 2010, respectively. Amortization of such costs was $2,390,000 and $1,703,000 in 2011 and 2010, respectively.

10

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Investment in NTL venture

On July 21, 1997 IMTT-NTL acquired a 20% interest in Newfoundland Transshipment Limited (“NTL”), a Canadian corporation, which owns and operates a storage and transshipment terminal located in Newfoundland. The investment is shown in the accompanying balance sheet at cost of $10,921,000 at December 31, 2011. NTL guarantees its shareholders a minimum 12% return on investment. This return on investment was $1,672,000 and $1,621,000 for 2011 and 2010, respectively, and is recorded as other income in the accompanying statements of income as its ultimate realization is reasonably assured based on the nature of its operations and the involvement of major oil companies as customers and shareholders.

Income taxes

Income taxes are accounted for in accordance with the asset and liability method. Income tax expense includes federal and state taxes currently payable as well as deferred taxes arising from temporary differences between income for financial reporting and income tax reporting purposes. Operating loss and tax credit carryforwards are recognized as reductions to net deferred income tax liabilities if it is likely that their benefit will be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. IHI Consolidated recognizes the effect income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Fair value measurements

IHI Consolidated has adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Derivatives

IHI Consolidated has entered into interest rate-related derivative instruments to manage its interest rate exposure on certain debt instruments. See Note 4. IHI Consolidated does not enter into derivative instruments for any purpose other than economic interest rate hedging. That is, IHI Consolidated does not speculate using derivative instruments.

By using derivative financial instruments to hedge exposures to changing interest rates, IHI Consolidated exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes IHI Consolidated, which creates credit risk for IHI Consolidated. When the fair value of a derivative contract is negative, IHI Consolidated owes the counterparty and, therefore, it does not possess credit risk, as was the case at December 31, 2011 and 2010. IHI Consolidated minimizes the credit risk in the derivative instruments by entering into transactions with high quality counterparties. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates.

IHI Consolidated has in place variable-rate debt. These debt obligations expose IHI Consolidated to variability in interest payments due to changes in interest rates. IHI Consolidated believes that it is prudent to limit the variability of a large portion of its interest payments. To meet this objective, IHI Consolidated enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk on a majority of its variable-rate debt. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, IHI Consolidated receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt for the portion of the debt that is swapped.

In accordance with ASC 815-10-05-4, Derivatives and Hedging, IHI Consolidated had concluded that all of its interest rate swaps qualified as cash flow hedges and IHI Consolidated applied hedge accounting for these instruments until March 31, 2009. Changes in the fair value of interest rate derivatives designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate debt obligations up to that time were reported in other comprehensive income or loss. Any ineffective portion of the change in valuation of derivatives was recorded through earnings, and reported in the mark-to-market loss (gain) of non-hedging derivatives line in the consolidated statements of income. Effective April 1, 2009, IHI Consolidated elected to discontinue the application of hedge accounting to its interest rate swap agreements. The amount recorded in accumulated other comprehensive income at that time ($6,984,000 loss) will be amortized to mark-to-market loss (gain) in the statements of income over the remaining term of the swap agreements. $1,602,000 and $1,891,000 was amortized to mark-to-market loss (gain) in the statements of income for the years ended December 31, 2011 and 2010, respectively. Subsequent to March 31, 2009, all changes in the fair value of interest rate swap agreements are recorded through earnings. The long-term portion of these fair market values is recorded in other long-term liabilities in the accompanying balance sheets. The term over which IHI Consolidated is currently partially hedging exposures relating to debt is through June 2017. (See Note 4)

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

At December 31, 2011, IHI Consolidated had $639,757,000 of outstanding debt, $443,300,000 of which was hedged with interest rate swaps. At December 31, 2010, IHI Consolidated had $655,987,000 of outstanding debt, $438,300,000 of which was hedged with interest rate swaps.

For the years ended December 31, 2011 and 2010, IHI Consolidated recorded the following changes in the current and non-current portions of the value of its derivative instruments:

	2011	2010
Opening balance (liability)	$(61,412,000)	$(47,651,000)

Change in fair value of derivative instruments after March 31, 2009 included in gain (loss) on derivative instruments in the accompanying statements of income	(34,086,000)	(32,407,000)

Reclassification of realized losses on derivative instruments into interest expense for the year	19,033,000	18,646,000

Closing balance (liability)	$(76,465,000)	$(61,412,000)

IHI Consolidated will amortize losses of approximately $1,175,000 (pretax) from accumulated other comprehensive (loss) into mark-to-market loss (gain) in the statement of income over the next twelve months.

13

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

In accordance with ASC 815-10-10-1, IHI Consolidated derivative instruments are recorded on the balance sheet at fair value. IHI Consolidated measures derivative instruments at fair value using the income approach, which converts future amounts (being the future net cash settlements expected under the derivative contracts) to a discounted present value. These valuations primarily utilize observable (“Level 2”) inputs including contractual terms, interest rates and yield curves observable at commonly quoted intervals.

IHI Consolidated’s fair value measurements of its derivative instruments at December 31, 2011 and 2010 were as follows:

		Fair Value Measurements at Reporting Date Using
Description	2011 Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Instruments:
Current liabilities	$(17,883,000)	$—	$(17,883,000)	$—
Non-current liabilities	(58,582,000)	—	(58,582,000)	—
Total	$(76,465,000)	$—	$(76,465,000)	$—

		Fair Value Measurements at Reporting Date Using
Description	2010 Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Instruments:
Current liabilities	$(18,139,000)	$—	$(18,139,000)	$—
Non-current liabilities	(43,273,000)	—	(43,273,000)	—
Total	$(61,412,000)	$—	$(61,412,000)	$—

There have been no transfers of assets or liabilities between levels for the years ended December 31, 2011 and 2010.

14

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Pension and other postretirement plans

IHI Consolidated records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. IHI Consolidated reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in other comprehensive income and amortized to net periodic cost over future periods using the corridor method. IHI Consolidated believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. Net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Some of the more important estimates and assumptions concern depreciation methods and lives, future environmental remediation costs and pension plan discount rates and rates of return on plan assets. Actual results may differ from those estimates and assumptions.

Impairment of long-lived assets

Long-lived assets, such as property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is assessed by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Certain nursery assets involved in plant growing operations (greenhouses and related equipment) as well as a small amount of equipment used in packaging liquids are no longer in use due to unfavorable prospects for future profitable operations. The estimated remaining useful life of these assets was adjusted in 2009 to reduce their net book value to zero (estimated fair value).

15

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Foreign currency translation

The assets and liabilities of IMTT-NTL and IMTT-Quebec are translated from their foreign currency (Canadian dollars) to U.S. dollars at exchange rates in effect at the end of the year and statement of income accounts are translated at average exchange rates for the year. Translation gains or losses as a result of changes in the exchange rate are recorded as a component of other comprehensive income.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Reclassifications

Certain amounts in the accompanying 2010 financial statements have been reclassified to conform to 2011 presentation.

(3)	Related party transactions

During 2011 and 2010, IHI Consolidated paid or accrued $2,302,000 and $2,247,000, respectively, to entities related to a group of shareholders for legal services and office rent, which are recorded as general and administrative expense in the accompanying statements of income. Receivables from affiliates of $37,000 and $22,000 at December 31, 2011 and 2010, respectively, consist of receivables from entities affiliated with a group of shareholders. In accordance with the terms of the shareholders’ agreement, IHI has loans outstanding to a group of shareholders at December 31, 2011 and 2010 of $28,675,000 and $31,282,000, respectively. Principal payments of $2,607,000 are due annually through December 2022. Interest accrued on these loans for 2011 and 2010 was $1,689,000 and $1,834,000, respectively.

16

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(4)	Long-term debt and related derivatives

Long-term debt consists of the following:

	2011	2010
Tax-exempt N.J.E.D.A. bonds, .05% at December 31, 2011 (.75% at December 31, 2010)	$30,000,000	$30,000,000
Tax-exempt N.J.E.D.A. bonds of terminated El Dorado joint venture, .05% at December 31, 2011 (.75% at December 31, 2010)	6,300,000	6,300,000
Tax-exempt Ascension Parish bonds, .08% at December 31, 2011 (.32% at December 31, 2010)	165,000,000	165,000,000
Tax-exempt L.P.F.A. bonds, .08% at December 31, 2011 (.32% at December 31, 2010)	50,000,000	50,000,000
Tax-exempt L.P.F.A. bonds, .08% at December 31, 2011 (.32% at December 31, 2010)	85,000,000	85,000,000
Bank-owned tax-exempt L.P.F.A. bonds, 1.49% at December 31, 2011 (1.64% at December 31, 2010)	98,918,000	100,000,000
Bank-owned tax-exempt L.P.F.A. bonds, 1.49% at December 31, 2011 (1.64% at December 31, 2010)	89,004,000	90,000,000
Unsecured notes payable under U.S. revolving bank credit facility averaging 1.30% at December 31, 2011 (1.40% at December 31, 2010)	65,000,000	75,000,000
Notes payable under revolving credit facility with a Canadian bank, averaging 3.25% at December 31, 2011 (3.24% at December 31, 2010)	21,824,000	23,167,000
Capitalized land sublease due in monthly installments through October, 2011 with interest at 7%	—	202,000
Loans from shareholders, 5.50%, due in quarterly installments over a 15 year period beginning March 31, 2008	28,675,000	31,282,000
Other	36,000	36,000
	$639,757,000	$655,987,000
Less – Current maturities	(6,909,000)	(4,866,000)
	$632,848,000	$651,121,000

17

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

In 1993, BII and IMTT-Bayonne received the proceeds of and became obligated for $30,000,000 of tax-exempt New Jersey Economic Development Authority (“N.J.E.D.A.”) Dock Facility Revenue Refunding Bonds (the “Bonds”) to refinance and retire previously issued tax-exempt industrial development revenue bonds.

In accordance with the terms of the Bond indenture, BII and IMTT-Bayonne select from four interest rate-setting frequency modes; daily, weekly, commercial paper (“CP”) (from 30 to 269 days) and adjustable rate mode (at least six months). The interest rates for these various alternatives are determined by the remarketing agent as the lowest rate that will allow the Bonds to be sold at par based on the current market conditions. For all of 2011 and 2010, the Bond interest rate was set under the daily rate mode.

The Bonds are secured by $30,473,000 of irrevocable letters of credit, which expire June, 2014 (if not extended), issued by the banks under the credit facility discussed below.

The Bonds mature on December 1, 2027, but are subject to optional and mandatory tender, as well as various redemption provisions, at 100% of principal and accrued interest (plus applicable premium if the Bonds are in the adjustable rate mode). When in the daily or weekly rate mode, bond owners may, at their option, tender the Bonds to the remarketing agent for payment of principal and accrued interest.

The Bonds are also subject to mandatory tender provisions in the following cases: 1) each time the interest rate mode is converted, 2) if the related letters of credit are released or allowed to terminate or expire without replacement or extension, 3) substitution of an alternate credit facility for an existing letter of credit, if certain conditions are not met and 4) on each CP rate reset date. After tender, if sufficient funds are not available from remarketing the Bonds, the bond owners could be paid from the proceeds of a draw on the related letters of credit, or, should sufficient funds not be available from letters of credit, the Bonds could be purchased by BII and IMTT-Bayonne. The Bonds may be redeemed at various times at the direction of BII and IMTT-Bayonne while in any rate mode and are also subject to mandatory redemption if the Bonds are determined to be taxable.

IMTT-BC is responsible for the payment of principal (due December 1, 2021) and related interest of a $6,300,000 N.J.E.D.A. tax-exempt bond issue of a terminated joint venture. Interest terms on these bonds are similar to those issued by BII and IMTT-Bayonne discussed previously. These bonds are secured by a $6,404,000 irrevocable letter of credit issued by the banks under the credit facility discussed below.

18

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

In July, 2007, IMTT-Geismar received the proceeds of and became obligated for $165,000,000 of tax-exempt Industrial Development Board of the Parish of Ascension, Louisiana, Inc. revenue bonds to finance construction of a chemical liquid logistics facility in Geismar, Louisiana. At the same time, IMTT received the proceeds of and became obligated for $50,000,000 of tax-exempt Louisiana Public Facilities Authority (“L.P.F.A.”) revenue bonds to finance the expansion of liquid terminal facilities at its St. Rose, Louisiana terminal. Both of these tax-exempt financings mature on June 1, 2043 and are secured by irrevocable letters of credit expiring May, 2014 ($167,170,000 and $50,658,000, respectively) issued by the banks under the credit facility discussed below as well as confirming irrevocable letters of credit ($167,333,000 and $50,707,000, respectively) issued by the Federal Home Loan Bank (“FHLB”) of Atlanta, which expire August, 2013. These two tax-exempt financings have interest rate setting modes, optional and mandatory tender and redemption provisions similar to the NJEDA tax-exempt bonds. For all of 2011 and 2010 the rate on these bonds was set under the weekly rate mode.

In August, 2010, IMTT-FINCO received the proceeds of and became obligated for $85,000,000 of tax-exempt L.P.F.A. revenue bonds to finance expansion and improvements at the St. Rose facility in Louisiana. This tax-exempt financing matures on August 1, 2046 and is secured by an irrevocable letter of credit ($86,118,000) expiring May, 2014 issued by the banks under the credit facility discussed below as well as a confirming irrevocable letter of credit ($86,202,000) issued by the FHLB of Atlanta, which expires August, 2013. This tax-exempt financing has interest rate setting modes, optional and mandatory tender and redemption provisions similar to the NJEDA tax-exempt bonds. For 2011 and 2010, the rate on these bonds was set under the weekly rate mode. Costs of $871,000 associated with the issuance of these bonds are being deferred and amortized to interest expense ratably over the term of the bonds.

In November and December 2010, IMTT-FINCO received the proceeds of and became obligated for an additional $100,000,000 and $90,000,000, respectively, of tax-exempt L.P.F.A. revenue bonds to finance expansion and improvements at the St. Rose, Geismar and Gretna facilities in Louisiana. Concurrent with the issuance of these bonds, IMTT-FINCO entered into agreements with a syndicate of banks to purchase the bonds, some of which also participate in the revolving credit facility discussed below. These bonds do not require a letter of credit as security and provide for monthly principal payments beginning in July, 2011, as follows, with final maturity in December, 2040, subject to mandatory tender for purchase in December, 2015 at 100% of the outstanding principal balance plus accrued interest. The bonds can be resold at that time and are subject to annual tender thereafter.

19

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Year	Total Principal Payments
2012	$4,302,000
2013	4,435,000
2014	4,557,000
2015	4,683,000	*
2016	4,799,000	*
Thereafter	165,146,000	*

* - subject to mandatory tender

IMTT-FINCO’s obligations under these agreements are guaranteed by the remainder of the entities comprising IMTT Combined, excluding the Canadian entities. These agreements also contain covenants and restrictions similar to the revolving credit facility as described below. The interest rate on these bonds is determined monthly based on 68% of one-month LIBOR plus 65% of the LIBOR margin under the revolving credit facility as described below.

Costs of $2,761,000 associated with the issuance of these bonds is being deferred and amortized to interest expense ratably over the period to mandatory tender.

On June 18, 2010 IMTT Combined amended and restated its revolving credit facility. The unsecured revolving credit facility is with a twenty-two bank syndicate with commitments totaling $1,100,000,000. This amended and restated credit facility consists of seventeen banks with commitments totaling $995,000,000 through June 7, 2014, one Canadian bank with a commitment of $30,000,000 through June 7, 2014 and four banks with commitments totaling $75,000,000 through June 7, 2012. The proceeds from the amended and restated revolving credit facility were used to pay off the existing revolving credit facilities, an existing $30,000,000 term loan and, through distributions, the remaining $65,000,000 on an ITT and Affiliates term loan.

IMTT and IMTT-Bayonne are the borrowers under this agreement, which is guaranteed by all the remaining entities comprising IMTT Combined, except IMTT-NTL and IMTT-Quebec; however, a majority of the equity interest in IMTT-NTL and IMTT-Quebec is pledged in repayment of the debt. IMTT-NTL and IMTT-Quebec are the borrowers under the Canadian portion of the facility.

20

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Except for a $65,000,000 portion of the facility through December 31, 2012, as described below, IMTT and IMTT-Bayonne can borrow, at their option, for various periods under the agreement at LIBOR plus 1.50% to 2.75% or at the banks’ base rate, as defined, plus .50% to 1.75%, dependent upon the leverage ratio, as defined. The Canadian borrowers can borrow from the Canadian lender at the bankers’ acceptance rates plus 1.50% to 2.75%, or the Canadian prime rate plus .50% to 1.75%, dependent upon the leverage ratio, as defined. Borrowings provided by the four banks not extending their commitments through June 2014 are at LIBOR plus .55% to 1.50% or the banks’ base rate, as defined, dependent upon the leverage ratio, as defined.

The bank that previously held the ITT and Affiliates $65,000,000 term loan is part of the bank syndication and now holds the $65,000,000 under the amended and restated revolving credit facility. The rate on this portion of the outstanding debt is LIBOR plus 1.00% and matures on December 31, 2012, at which time this portion of the facility is paid from and converts to extended commitments through June, 2014 with pricing the same as other commitments.

Costs of $9,275,000 associated with the amendment, extension and increase of the revolving credit facility are being deferred and amortized to interest expense ratably over the remaining extended loan term.

The U.S. portion of the revolving credit facility includes the availability for the issuance of letters of credit. Letters of credit outstanding under this facility at December 31, 2011 of $343,322,000 primarily secure obligations under certain tax-exempt bonds referred to previously. Loans of $65,000,000 were outstanding under the U.S. portion of this facility and $21,824,000 of loans were outstanding with the Canadian bank at December 31, 2011, thus leaving $669,854,000 total available under of this credit facility at December 31, 2011.

IMTT Combined is subject to various covenants under this credit facility. The primary covenants require the maintenance of certain ratios, as defined, of combined 1) debt to earnings before interest, income taxes and depreciation and amortization, and 2) earnings before interest, income taxes and depreciation and amortization to interest expense. The loan agreement also restricts liens on assets, additional investments and loans, sales or dispositions of assets and change of control, as defined, among other requirements.

The interest rate on the borrowings under the tax-exempt bonds and the revolving bank credit facility discussed previously adjusts periodically depending on their individual terms as previously described. In an effort to achieve a more stable interest cost and reduce the risk of rising interest rates and expense, four interest rate swap agreements with three large banks were entered into whereby floating rates were swapped for fixed rates.

21

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The primary terms and the accounting treatment of these financial instruments are described below:

	Swap 1		Swap 2		Swap 3		Swap 4		Total

Related debt	N.J.E.D.A. Bonds		Tax-Exempt Bonds		Bank Line		Bank Line/Note Payable
Notional amount	$36,300,000		$215,000,000		$140,000,000*		$52,000,000***
Term	10/07-10/12		7/07-6/17		10/07-3/17		5/06-12/12
Fixed rate paid	3.410%		3.662%		5.507%		6.290%
Floating rate received	67% of monthly Libor		67% of monthly Libor		Quarterly Libor		Monthly Libor
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Floating rate at year end	0.189%	0.175%	0.189%	0.175%	0.579%	0.303%	0.296%	0.261%
Net interest expense for year	$1,181,000	$1,171,000	$7,539,000	$7,485,000	$7,118,000	$6,026,000	$3,195,000	$3,964,000	$19,033,000	$18,646,000
Fair market value at year end (liability)**	$(948,000)	$(1,970,000)	$(31,587,000)	$(24,712,000)	$(40,842,000)	$(28,858,000)	$(3,088,000)	$(5,872,000)	$(76,465,000)	$(61,412,000)
Change in fair market value for year gain (loss)	$1,022,000	$183,000	$(6,875,000)	$(6,149,000)	$(11,984,000)	$(9,384,000)	$2,784,000	$1,589,000	$(15,053,000)	$(13,761,000)
Change in fmv value recorded in -
Other comprehensive income (loss)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Net income (loss)	$1,022,000	$183,000	$(6,875,000)	$(6,149,000)	$(11,984,000)	$(9,384,000)	$2,784,000	$1,589,000	$(15,053,000)	$(13,761,000)
Total gain (loss)	$1,022,000	$183,000	$(6,875,000)	$(6,149,000)	$(11,984,000)	$(9,384,000)	$2,784,000	$1,589,000	$(15,053,000)	$(13,761,000)

*	- Increases to $200 million at 12/31/12. At 1/1/11 was $135 million.
**	- Included in current and other long-term liabilities in the accompanying balance sheets.
***	- Was $65,000,000, changed to $52,000,000 on 12/31/10

(5)	Employee benefits

Except for a plan covering certain employees covered by a collective-bargaining agreement at the Lemont and Joliet, Illinois terminals, substantially all employees of IMTT Combined are eligible to participate in a defined benefit pension plan (the “Plan”). Benefits under the Plan are based on years of service and the employees' highest average compensation for a consecutive five year period. Coincident with the acquisition of terminal facilities in 1997 and 2007 by IMTT-Illinois, it became the sponsor of a defined benefit plan covering union employees at these terminals (“Union Plan”). Monthly benefits under this plan are computed based on a benefit rate in effect at the date of the participant's termination ($51.50 at November 1, 2011) multiplied by the number of years of service. IMTT Combined’s contributions to both plans are based on the recommendations of its consulting actuary.

22

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following table sets forth the obligations and assets (as well as changes therein) of both plans, the resulting funded status and amounts recognized in the accompanying financial statements:

	2011		2010
	The Plan	Union Plan	The Plan	Union Plan
Changes in benefit obligation:
Benefit obligation at beginning of year	$76,887,000	$4,661,000	$63,043,000	$4,052,000
Service cost	4,519,000	179,000	4,066,000	200,000
Interest cost	4,318,000	253,000	3,728,000	235,000
Actuarial loss	20,539,000	683,000	7,326,000	273,000
Benefits paid	(2,200,000)	(102,000)	(1,276,000)	(99,000)
Benefit obligation at end of year	$104,063,000	$5,674,000	$76,887,000	$4,661,000
Changes in plan assets:
Fair value of plan assets at beginning of year	$46,381,000	$3,862,000	$39,274,000	$3,492,000
Actual return on plan assets	(2,356,000)	(118,000)	3,936,000	338,000
Employer contribution	19,871,000	480,000	4,447,000	131,000
Benefits paid	(2,200,000)	(102,000)	(1,276,000)	(99,000)
Fair value of plan assets at end of year	$61,696,000	$4,122,000	$46,381,000	$3,862,000
Funded status – Pension (liability) recognized in balance sheet in other long-term liabilities	$(42,367,000)	$(1,552,000)	$(30,506,000)	$(799,000)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$44,151,000	$2,295,000	$18,382,000	$1,264,000
Prior service cost	575,000	251,000	745,000	284,000
Total	$44,726,000	$2,546,000	$19,127,000	$1,548,000
Accumulated benefit obligation at December 31:	$72,226,000	$5,674,000	$54,499,000	$4,661,000

23

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	2011		2010
	The Plan	Union Plan	The Plan	Union Plan
Components of net periodic benefit cost:
Service cost	$4,519,000	$179,000	$4,066,000	$200,000
Interest cost	4,318,000	253,000	3,728,000	235,000
Expected return on plan assets	(3,927,000)	(295,000)	(3,431,000)	(298,000)
Amortization of prior service cost	170,000	33,000	170,000	33,000
Recognized net actuarial loss	1,052,000	65,000	653,000	50,000
Net periodic benefit cost recognized in statement of income	$6,132,000	$235,000	$5,186,000	$220,000

Other changes in plan assets and benefit obligation recognized in other comprehensive income:
Net actuarial loss	$26,821,000	$1,096,000	$6,821,000	$233,000
Amortization of prior service (cost)	(170,000)	(33,000)	(170,000)	(33,000)
Amortization of actuarial (loss)	(1,052,000)	(65,000)	(653,000)	(50,000)
Total recognized in other comprehensive income	$25,599,000	$998,000	$5,998,000	$150,000
Total recognized in net periodic benefit cost and other comprehensive income	$31,731,000	$1,233,000	$11,184,000	$370,000

Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	4.70%	4.65%	5.60%	5.55%
Expected return on plan assets	7.00%	7.00%	8.50%	8.50%
Rate of compensation increase	5.47%	—	5.47%	—

Weighted average assumptions used to determine net benefit cost:
Discount rate	5.60%	5.55%	6.00%	6.00%
Expected return on plan assets	7.00%	7.00%	8.50%	8.50%
Rate of compensation increase	5.47%	—	5.47%	—

24

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

As of December 31, 2011, the discount rate assumption used in the computation of benefit obligations for the Plan and the Union Plan was changed to 4.70% and 4.65%, respectively, to better approximate returns available on high quality fixed income investments. The long-term rate of return of pension assets is based on historical results adjusted as necessary for future expectations and was reduced to 7% in 2011 compared to 8.5% for 2010.

The allocation of pension plan assets as of December 31, 2011 and 2010 is shown below based on quoted prices in active markets for identical assets (Level 1 fair value measurements).

	2011		2010
	The Plan	Union Plan	The Plan	Union Plan
Weighted average asset allocation:
Domestic equity funds	31.0%	31.1%	25.6%	25.3%
International equity fund	10.3%	10.3%	15.4%	15.1%
Domestic fixed income fund	57.5%	57.5%	56.1%	55.0%
Other	1.2%	1.1%	2.9%	4.6%
Total	100.0%	100.0%	100.0%	100.0%

Pension asset investment decisions are made with assistance of an outside paid advisor to achieve the multiple goals of high rate of return, diversification and safety.

25

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Expected benefit payments as of December 31, 2011 are as follows:

	The Plan	Union Plan

Year 2012	$3,409,000	$148,000
Year 2013	3,647,000	163,000
Year 2014	3,902,000	179,000
Year 2015	4,334,000	199,000
Year 2016	4,704,000	238,000
Years 2017-2021	29,665,000	1,736,000
Anticipated contributions for 2012	$5,000,000	$—

IMTT Combined provides post-retirement life insurance (coverage equal to 25% of final year compensation not to exceed $25,000) and health benefits (coverage for early retirees at least 62 years old on early retirement to age 65, reimbursement of Medicare premiums for the Bayonne terminal employees and some smaller health benefits no longer offered) to retired employees. IMTT Combined adopted the accounting treatment for post-retirement benefits other than pensions as prescribed by ASC 715-60-05 in 2006. As allowed by that accounting standard, IMTT Combined elected to defer and amortize the January 1, 2006 transition obligation over ten years.

The following table sets forth the obligation and assets (as well as changes therein) of these plans, the resulting funded status and amounts recognized in the accompanying financial statements:

26

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	2011	2010
Changes in benefit obligation:
Benefit obligation at beginning of year	$9,879,000	$4,346,000
Service cost	607,000	297,000
Interest cost	503,000	346,000
Plan amendments	(2,405,000)	—
Actuarial loss	3,010,000	5,318,000
Benefits paid	(604,000)	(428,000)
Early Retiree Reinsurance Program receipts	79,000	—
Benefit obligation at end of year	$11,069,000	$9,879,000

Changes in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	604,000	428,000
Benefits paid	(604,000)	(428,000)
Fair value of plan assets at end of year	$—	$—

Funded status – plan (liability)	$(11,069,000)	$(9,879,000)

Amounts recognized in combined balance sheets consist of:
Current (liabilities)	$(582,000)	$(669,000)
Other long-term (liabilities)	(10,487,000)	(9,210,000)
Total (liabilities)	$(11,069,000)	$(9,879,000)

Amounts recognized in accumulated other comprehensive income consist of:
Transition obligation	$—	$1,756,000
Prior service (credit)	(621,000)	—
Net actuarial loss	8,599,000	6,200,000
Total	$7,978,000	$7,956,000

27

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	2011	2010
Components of net periodic benefit cost:
Service cost	$607,000	$297,000
Interest cost	503,000	346,000
Amortization of transition obligation	146,000	351,000
Amortization of prior service cost	(28,000)	—
Amortization of actuarial loss	465,000	162,000
Net periodic benefit cost of the plan	$1,693,000	$1,156,000

Other changes in plan assets and benefit obligation recognized in other comprehensive income:
Net actuarial loss	$3,010,000	$5,318,000
Prior service (credit)	(2,405,000)	—
Amortization of transition obligation	(146,000)	(351,000)
Amortization of prior service cost	28,000	—
Amortization of actuarial (loss)	(465,000)	(162,000)
Total recognized in other comprehensive income	$22,000	$4,805,000

Total recognized in net periodic benefit cost and other comprehensive income	$1,715,000	$5,961,000

Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	4.50%	5.50%
Rate of compensation increase	5.47%	5.47%

Weighted average assumptions used to determine net benefit cost:
Discount rate	5.50%	6.00%
Rate of compensation increase	5.47%	3.00%

Health Care Trend Rates - Pre-65 (Post-65)
Healthcare trend rate	7.19% (7.10)%	7.69% (7.60)%
Ultimate trend	5.50%	5.50%
Year ultimate trend reached	2017	2017

28

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	2011	2010
Health Care Trend Rates – Medicare Part B
Healthcare trend rate	17.32%	-1.39%
Ultimate trend	5.50%	5.50%
Year ultimate trend reached	2019	2019

The plan amendments, effective July 1, 2011, for the IMTT-Bayonne and IMTT-Pipeline locations resulted in a portion of the cost of coverage being shared, deductibles and copays being increased, and Medicare Part B reimbursements being capped.

Expected benefit payments and contributions as of December 31, 2011 are as follows:

Year 2012	$581,000
Year 2013	679,000
Year 2014	647,000
Year 2015	691,000
Year 2016	805,000
Years 2017 – 2021	5,094,000
Anticipated contributions for 2012	$581,000

Assumptions concerning health care cost trend rates can have a significant impact on plan costs and liabilities, as shown below as of year-end and for the year 2011:

	Using Stated	One percentage point
	assumptions	Decrease	Increase
End of year benefit obligation	$11,069,000	$10,330,000	$11,946,000
Service and interest cost	1,110,000	1,006,000	1,238,000

Accumulated other comprehensive income at December 31, 2011 contains $3,544,000 of net actuarial losses and $154,000 of prior service cost for the foregoing defined benefit pension and post-retirement health/life plans expected to be recognized as components of net periodic benefit cost in 2012.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

IMTT Combined has established a supplementary, non-qualified benefit plan for certain management employees whose compensation exceeds the maximum eligible for inclusion in the qualified defined benefit plan. Under this plan, IMTT Combined funds additional compensation to the affected employees on a pre-tax basis that will allow them to make a contribution to a separate investment account, which the employees own, that will provide the actuarial equivalent of the benefits available as if all of the employees’ compensation had been included in the qualified defined benefit plan. Expense related to this plan is recorded as additional compensation and primarily included in general and administrative expense in the accompanying financial statements ($993,000 in 2011 and $862,000 in 2010).

IMTT Combined has established defined contribution Section 401 (k) employee benefit plans. Under the primary plan, employees who are eighteen years old and have six months of service are eligible to participate. Employees may contribute up to the maximum allowable for Federal income tax purposes and IMTT Combined’s matching contribution is determined each year by management. In both 2011 and 2010, IMTT Combined elected to match 5% of employee contributions. Total expense for the 401 (k) plans recognized for 2011 and 2010 was $297,000 and $282,000, respectively.

IMTT Combined purchases life insurance for certain management employees and provides for the repayment of premiums paid through deferred compensation arrangements. Under this program, various amounts of life insurance are purchased in the name of the employee and paid for by IMTT Combined and receivables are recorded from each management employee, along with accrued interest. The policies are pledged to IMTT Combined as collateral. At retirement or termination of service, funds are provided to the plan participants under deferred compensation agreements to provide for the repayment of premiums paid and the pledge of the policies is terminated. Expense related to the deferred compensation arrangements is recorded annually as employee service is rendered. Expense associated with providing this benefit of $68,000 for both 2011 and 2010, is recorded in general and administrative expense in the accompanying financial statements.

(6)  Commitments and contingencies

IHI Consolidated is involved in various lawsuits, claims and inquiries (including environmental matters), which are routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Many of the entities comprising IMTT Combined are subject to compliance with federal and state environmental regulations, some of which require environmental remediation and ongoing monitoring activities. Depending upon the nature and circumstances of such activities, certain of the expenditures related thereto have been recorded as operating expenses in the accompanying statements of income and others are capitalized as such expenditures are incurred.

A summary of these environmental remediation matters follows.

The Lemont terminal entered into a consent order with the state of Illinois to remediate a contamination problem, which existed at the time of the purchase of this facility from its former owners. Remediation is also required as a result of the renewal of a lease with a government agency for a portion of the terminal. This remediation effort, consisting of among other things, the implementation of extraction and monitoring wells and soil treatment, is estimated to span a period of ten to twenty years or more at a cost of $9,900,000 to $15,000,000.

The Bayonne, New Jersey terminal, which has been acquired and aggregated over a 28 year period, contains pervasive remediation requirements that were assumed at the time of purchase from the various former owners. One former owner retained environmental remediation responsibilities for a purchased site as well as sharing other remediation costs. These remediation requirements are documented in two memoranda of agreement and an administrative consent order with the state of New Jersey. Remediation efforts entail removal of free product, soil treatment, repair/replacement of sewer systems, and the implementation of containment and monitoring systems. These remediation activities are estimated to span a period of ten to twenty or more years at a cost ranging from $39,050,000 to $60,600,000.

The remediation activities described previously at the two terminals are estimated based on currently available information, in undiscounted U.S. dollars and are inherently subject to relatively large fluctuation. Management believes that the cost of the foregoing remediation activities ($48,950,000 to $75,600,000 in total) is capitalizable in accordance with generally accepted accounting principles (ASC 410-30-25-18) as such costs are recoverable and improve the property as compared with its condition when acquired and either 1) extend the life, increase the capacity or improve the safety and/or efficiency of the property or 2) mitigate or prevent environmental contamination that has yet to occur that may result from future operations or activities. During 2011 and 2010, approximately $9,214,000 and $6,450,000, respectively, of such expenditures were incurred and capitalized within property, plant and equipment. For the years ended December 31, 2011 and 2010 approximately $3,265,000 and $2,171,000, respectively, of environmental related cost that did not meet the capitalization criteria was charged to operations.

31

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The New Jersey Department of Environmental Protection (“DEP”) promulgated a pending new regulation that will require vapor control (collection and destruction) on some tanks during roof landings and tank cleanings when degassing is required. These new requirements will apply to refineries and independent terminals. Emissions during these times are currently permitted by IMTT-Bayonne with some restrictions on frequency and timing but no required collection and destruction of the emissions. The potential cost to IMTT-Bayonne of complying with this new regulation is estimated at $3,500,000 to $5,000,000 over the next several years. In accordance with the terms of their contracts, these costs could be recouped through additional charges to customers. IMTT-Bayonne will continue working to mitigate impacts on New Jersey operations with customers and the DEP, as well as designing the most cost effective means of control as the new regulation takes effect.

Various studies are being conducted to measure emissions from heavy fuel oil (“HFO”) storage and handling, which could be significantly greater than previous U.S. Environmental Protection Agency (“U.S. EPA”) emission calculations indicate and the HFO industry has historically utilized. Based on a study conducted in the Northeast, the Massachusetts EPA has required emissions controls to be installed on the HFO tanks at a terminal in that state. If additional studies find that HFO emissions exceed previous calculations, the U.S. EPA could mandate controls on a nationwide basis, which is estimated to cost IMTT Combined approximately $75,000,000 to $100,000,000 in capital expenditures over some future period.

The IHI shareholders’ agreement contains various provisions concerning shareholder distributions. The shareholders of IHI disagree as to the interpretation of those provisions, which could potentially result in very significant increases in the level of distributions to the IHI shareholders, which would require distributions from IMTT Combined. One shareholder contends that the distributions required under the shareholders’ agreement for the period covering the fourth quarter of 2010 and all of 2011 should be as high as approximately $361.3 million. As required by the shareholders’ agreement, the resolution of the shareholder distribution issue has been submitted to arbitration. A final decision as a result of the arbitration process is not anticipated until sometime in late February or March of 2012 and the amount thereof cannot be estimated at this time.

IMTT Combined is in the process of expanding storage capacity and other customer service capabilities at various terminals to satisfy new customer contract requirements. Approximately $88,542,000 of additional capital expenditures will be necessary in 2012 to complete these projects.

In June 2011, IMTT-Illinois entered into a 39 year lease with the Metropolitan Water Reclamation District of Greater Chicago for a portion of the property comprising the Lemont terminal. The lease began July 1, 2011 and expires June 30, 2050. Annual rent is $316,000, payable in semi-annual installments. The rent shall be adjusted every 10 years based on the then determined fair market value of the property.

32

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

IMTT-Quebec has operating lease commitments primarily for the land on which the terminal is located and related terminal assets. Minimum lease payments required in the future are as follows at December 31, 2011:

Year	Amounts
2012	$834,000
2013	847,000
2014	870,000
2015	885,000
2016	906,000
Thereafter	1,327,000

In connection with the leases described above, IMTT-Quebec has the responsibility to remove any contaminants from the leased premises at the end of their term. The total amount of undiscounted estimated future cash flows through December 31, 2028 lease termination required to satisfy this obligation is $3,845,000. These cash flows were discounted using a credit-adjusted risk free interest rate of 7.5% and capitalized in property, plant and equipment and are being depreciated over the term of the leases. The changes to the asset retirement obligation recorded are as follows for 2011 and 2010:

	2011	2010
Balance, January 1,	$1,125,000	$994,000
Accretion (interest) expense	84,000	76,000
Exchange rate effect on obligation	(24,000)	55,000
Balance, December 31,	$1,185,000	$1,125,000

This obligation is recorded in other long-term liabilities in the accompanying balance sheets.

33

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(7)   Income taxes

IHI Consolidated provides for income taxes in accordance with the asset and liability method as prescribed by ASC 740-10-25-2, Income Taxes. The components of the income tax expense shown in the accompanying statements are as follows:

	2011			2010
	Current	Deferred	Total	Current	Deferred	Total
U.S. federal	$5,796,000	$23,243,000	$29,039,000	$5,504,000	$36,205,000	$41,709,000
State and local	2,373,000	3,541,000	5,914,000	7,037,000	4,591,000	11,628,000
Foreign	—	(133,000)	(133,000)	(27,000)	211,000	184,000

Total income tax expense	$8,169,000	$26,651,000	$34,820,000	$12,514,000	$41,007,000	$53,521,000

Income tax expense differs from income tax computed at the U.S. federal statutory rate of 35% of income before income taxes as shown in the accompanying financial statements, as follows:

	2011	2010
Income tax expense based on U.S. federal statutory rate	$31,374,000	$44,013,000
State income tax provisions, net of federal income tax benefit	3,844,000	7,558,000
Non-deductible expenses	208,000	592,000
Foreign income tax differences	57,000	(54,000)
Others, net	(663,000)	1,412,000

Total income tax expense recorded in accompanying financial statements	$34,820,000	$53,521,000

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IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Deferred income taxes have been recorded in the accompanying balance sheets for the tax effects of temporary differences that impact the financial statements and income tax returns in different periods, offset partially by carryforwards for federal and state income tax purposes of unused net operating losses and tax credits. These temporary differences consist primarily of fixed asset basis differences as well as various expenses, which affect the financial statements and tax returns in different periods. Differences in the basis of the fixed assets for accounting and income tax reporting purposes exist primarily as a result of different depreciation methods and lives used for financial and income tax reporting purposes, involuntary conversion treatment, for income tax purposes, of proceeds received from asset expropriations and settlement of insurance coverage for property damage. The primary components of deferred income tax liabilities (assets) are as follows:

	2011	2010
Deferred tax liabilities:
Fixed asset basis differences	$245,513,000	$216,340,000
Foreign terminal earnings and investment basis differences	3,523,000	4,544,000
Currency translation gain	—	1,431,000
Others, net	1,024,000	—
Total deferred tax liabilities	$250,060,000	$222,315,000

Deferred tax assets:
Interest rate swap agreement differences	$(30,969,000)	$(24,875,000)
Pension expense in excess of contributions	(16,115,000)	(10,918,000)
Net operating loss and tax credit carryforwards	(11,190,000)	(10,152,000)
Expense accruals	(8,566,000)	(9,217,000)
Deferred revenue items	(4,695,000)	(5,003,000)
Currency translation loss	(260,000)	—
Others, net	—	(217,000)
Total deferred tax assets prior to valuation allowance	(71,795,000)	(60,382,000)
Valuation allowance	4,635,000	4,669,000
Net deferred tax assets	(67,160,000)	(55,713,000)
Net deferred taxes as shown in accompanying balance sheets	$182,900,000	$166,602,000

35

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Management believes that it is more likely than not that the net deferred tax assets will be realized through future operations and the reversal of other temporary differences. The valuation allowance at December 31, 2011 and 2010 was primarily related to certain federal SRLY and state net operating loss carryforwards that, in the judgment of management, are not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and prior to the expiration of the net operating loss carryforwards.

Deferred income taxes are classified as follows in the accompanying balance sheets:

	2011	2010
Current deferred tax (asset)	$(11,920,000)	$(13,140,000)
Noncurrent deferred tax liability	194,820,000	179,742,000
Net deferred tax liability	$182,900,000	$166,602,000

Net operating loss (“N.O.L.”) and tax credit carryforwards outstanding as of December 31, 2011 expire as follows:

Year of Expiration	Federal N.O.L.	State N.O.L.’s	Foreign N.O.L.’s
2012	$156,000	$4,758,000	$—
2013	—	4,178,000	—
2014	—	3,139,000	431,000
2015	—	1,895,000	742,000
2016	—	1,665,000	—
2017	—	1,001,000	—
2018	463,000	1,066,000	—
2019	350,000	1,874,000	—
2020	561,000	1,406,000	—
2021	545,000	5,719,000	—
2022	787,000	6,642,000	—
2023	855,000	19,705,000	—
2024	600,000	27,416,000	—
2025	158,000	14,255,000	—
2026	1,365,000	14,976,000	942,000
2027	113,000	108,000	570,000
2028	—	6,000	4,738,000
2029	—	4,000	2,800,000
2030	—	5,000	3,220,000
2031	—	—	2,848,000
	$5,953,000	$109,818,000	$16,291,000

36

IMTT HOLDINGS INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Federal alternative minimum tax credits of $428,000 have unlimited carryforward periods.

IHI Consolidated has not recorded any increase in income tax liabilities attributable to unrecognized income tax benefits in its consolidated statement of income for the year 2011. Accordingly, no related expense or liability for interest or penalties has been accrued at December 31, 2011. As of December 31, 2011, tax authorities have proposed no material adjustments to IHI Consolidated’s income tax positions. There are no income tax positions for which it is reasonably possible that the amounts of unrecognized tax benefits will materially increase or decrease in the next 12 months.

IHI Consolidated and its subsidiaries file U.S. federal and state income tax returns. Two subsidiaries file Canadian federal and provincial income tax returns. There are no on-going examinations of income tax returns filed by IHI Consolidated or any of its subsidiaries that are expected to result in material adjustment. U.S. federal income tax returns for tax years ending after 2007 (after 2003 to the extent of federal net operating loss carryforward deductions) are subject to examination by the Internal Revenue Service. State income tax returns for tax years ending after 2006 (after 1997 to the extent of state net operating loss carryforward deductions) are subject to examination by state tax authorities. Canadian tax returns for tax years after 2006 are subject to examination by Revenue Canada and provincial tax authorities.

(8)	Fair value of financial instruments

The fair value of financial instruments (as defined by ASC 825-10-50) contained in the accompanying balance sheets, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt, approximates the carrying amount due to either the short-term maturity or variable or competitive interest rates assigned to these financial instruments.

(9)	Changes in ownership

In January 2000, International Tank Terminals, L.L.C. and its affiliates (“ITT”) acquired the 50% interest of their former partner in each of the entities comprising IMTT Combined. The consideration for the purchase was in the form of $130,000,000 of notes payable to the former partner. These notes were refinanced by ITT with a bank in December, 2005 and in June 2010 the remaining $65,000,000 was repaid by ITT with the proceeds of a distribution from IMTT Combined from the amended and restated revolving credit facility as described more fully in note 4. At that time, the related interest rate swap agreement was transferred to IMTT Combined at its recorded balance ($7,302,000 liability) and treated as a partnership distribution ($5,061,000 charged to partners’ capital and $2,241,000 charged to accumulated other comprehensive income).

37

IMTT HOLDINGS INC. and SUBSIDIARIES

 Notes to Consolidated Financial Statements

December 31, 2011 and 2010

On May 1, 2006, Loving Enterprises, Inc. (“Loving”), which was the 100% owner of ITT (owners of 100% of IMTT Combined), transferred a 50% interest to Macquarie Infrastructure Company Trust for $250,000,000 and Loving changed its name to IMTT Holdings Inc.

(10)	Accumulated other comprehensive income

Shareholders’ equity includes accumulated other comprehensive income. Changes in the components of accumulated other comprehensive income for 2011 and 2010 are as follows:

				Pension and	Accumulated
			Foreign	Post-	Other
			Currency	Retirement	Comprehensive
	Derivatives		Translation	Plans	Income (Loss)
Balance, January 1, 2010	$(3,200,000)		$1,450,000	$(10,510,000)	$(12,260,000)
Other comprehensive income (loss) for the year, net of tax	1,094,000		832,000	(6,334,000)	(4,408,000)*
Balance, December 31, 2010	(2,106,000	)*	2,282,000	(16,844,000)	(16,668,000)
Other comprehensive income (loss) for the year, net of tax	957,000		(384,000)	(15,906,000)	(15,333,000)*
Balance, December 31, 2011	$(1,149,000	)*	$1,898,000	$(32,750,000)	$(32,001,000)

*Net of deferred income tax credit of $10,339,000 in 2011 and $3,215,000 in 2010.

(11)	Future minimum rental revenue

Future minimum rental revenues for terminal storage capacity for the remaining unexpired term of lease agreements in existence at December 31, 2011 are as follows:

Year	Amounts
2012	$282,287,000
2013	189,109,000
2014	128,325,000
2015	86,707,000
2016	28,724,000
2017 and thereafter	67,154,000
Total	$782,306,000

38

IMTT HOLDINGS INC. and SUBSIDIARIES

 Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(12)	Additional balance sheet detail

Additional detail of the components of certain balance sheet captions follows:

	2011	2010
Prepaid expenses and deposits:
Deferred income tax asset	$11,920,000	$13,140,000
Prepaid income taxes	6,209,000	3,479,000
Prepaid insurance	4,327,000	4,189,000
Deferred debt issuance costs	3,261,000	3,259,000
Other	1,089,000	928,000
Total prepaid expenses and deposits	$26,806,000	$24,995,000

	2011	2010
Other assets:
Deferred dredging costs	$4,526,000	$3,073,000
Deposits	1,854,000	2,524,000
Other	1,097,000	1,133,000
Total other assets	$7,477,000	$6,730,000

	2011	2010
Accrued liabilities:
Accrued payables	$7,712,000	$23,307,000
Damage claim settlement/ fine accruals	3,436,000	5,314,000
Deferred revenue – current portion	2,792,000	2,873,000
Vacation pay	2,757,000	2,165,000
Health claims	1,239,000	1,165,000
Interest	1,127,000	1,161,000
Utilities	1,117,000	1,667,000
Workmen’s compensation claims	1,079,000	1,031,000
Retiree health/life benefits – current portion	582,000	669,000
Accrued bonuses	394,000	6,196,000
Other	5,397,000	6,145,000
Total accrued liabilities	$27,632,000	$51,693,000

39

IMTT HOLDINGS INC. and SUBSIDIARIES

 Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	2011	2010
Other long-term liabilities:
Swap mark-to-market liabilities	$58,582,000	$43,273,000
Pension benefits	43,919,000	31,305,000
Deferred revenue	18,051,000	18,684,000
Retiree health/life benefits	10,487,000	9,210,000
Asset retirement obligation	1,185,000	1,125,000
Deferred compensation	726,000	656,000
Other	188,000	186,000
Total other long-term liabilities	$133,138,000	$104,439,000

(13)	Accounting pronouncements

IHI Consolidated is not aware of any issued accounting standards whose implementation date is subsequent to December 31, 2011, that would have a material impact on the reporting of its future results of operations or financial position.

(14)	Subsequent events

Subsequent events were evaluated through February 16, 2012 for their impact on the accompanying financial statements, which is the date the statements were available to be issued.

40